THORNBURG INVESTMENT TRUST 485BPOS

Exhibit 99(m)(2)

THIRD RESTATED PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
(Third Restated Distribution Plan)

THIS THIRD RESTATED DISTRIBUTION PLAN is made as of the 4th day of March, 2026, by Thornburg Investment Trust, a Massachusetts business trust (the “Trust”), in respect of its respective series (hereinafter designated collectively, the “Funds,” and each separate series individually, as a “Fund”) and the hereinafter identified share classes of those Funds.

Recitals

(A)           The Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”).

(B)           The Trust previously adopted a certain Plan and Agreement of Distribution (“Distribution Plan”) to authorize the use of each identified Fund’s assets to obtain certain services as permitted under rule 12b-1 under the 1940 Act. The Trust also entered into an agreement with Thornburg Securities Corporation (“TSC”) pursuant to the Distribution Plan under which TSC was to provide services described in the Distribution Plan.

(C)           The Distribution Plan was subsequently restated as of February 1, 2005 to combine the original Distribution Plan and subsequent supplements into one instrument for administrative convenience (the “Restated Distribution Plan”). The Restated Distribution Plan was subsequently further supplemented and amended to make it applicable to new Funds and share classes.

(D)           The Restated Distribution Plan was subsequently restated as of November 1, 2016 (the “Second Restated Distribution Plan”) to (1) combine the Restated Distribution Plan and subsequent supplements and amendments into one instrument for the convenience of the Trust and other persons, (2) identify the Trust’s principal underwriter as the person that will enter into arrangements with financial services firms and other persons pursuant to the Second Restated Distribution Plan and a separate distribution agreement to obtain services described therein, and (3) specifically authorize the Trust and the Trust’s principal underwriter, or either of them, to cause payments to be made by the Trust’s transfer agent or other agents on behalf of the Funds directly to financial services firms and other persons who provide services authorized under this Second Restated Distribution Plan. The Second Restated Distribution Plan was subsequently further supplemented and amended to make it applicable to new Funds and share classes.

(E)           The Trust seeks by this Third Restated Distribution Plan to (1) combine the Second Restated Distribution Plan and subsequent supplements and amendments into one instrument for the convenience of the Trust and other persons, and (2) amend the Second Restated Distribution Plan in connection with the establishment of an exchange-traded share class of certain Funds as identified on Exhibit A hereto.

(F)           This Third Restated Distribution Plan has been approved as to each class of shares and each Fund identified in Exhibit A to this Plan by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreement under this Plan (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on this Third Restated Distribution Plan.

Terms of Plan

1.               The Trust is hereby authorized to utilize the assets of any specified share class of a Fund to which this Third Restated Distribution Plan is from time to time applicable to finance certain activities in connection with promotion and distribution of the shares of that class (whether in aggregations of creation units or otherwise), and the provision of services to the shareholders of the class, as hereinafter more specifically described.

2.               The Trust is hereby authorized to pay to the principal underwriter of a Fund or share class (a “Principal Underwriter”), or to such persons as the Principal Underwriter may direct, out of the assets of each share class of each Fund to which this Third Restated Distribution Plan is applicable, to obtain the services specified in paragraph 3 below for that share class of that Fund, an amount computed at an annual percentage rate of the average daily net assets of that class of shares, as set forth for each class of shares of each Fund in Exhibit A attached hereto and made a part hereof, together with any applicable gross receipts tax, sales tax, value added tax, compensating tax or similar exaction imposed by any federal, state or local government, but the aggregate of those taxes shall not exceed 10%. The Trust and each Principal Underwriter are each hereby authorized to instruct the Funds’ transfer agent or other agents of the Funds to pay fees and compensation directly to financial services firms or other persons engaged to provide services authorized under paragraph 3, below. Each Principal Underwriter may assign to any party its rights to receive any amounts payable under this Third Restated Distribution Plan, and any such assignment shall not constitute an assignment of any agreement under which such payments are made. In the event of such assignment, the Principal Underwriter shall provide written notice to the Trustees at the next regularly-scheduled meeting of the Trustees following the assignment, which notice shall include the name of the party to whom such rights were assigned, the date of such assignment and a general description of the services provided by the assignee in return for such payments.

3.               Payments may be made under the preceding paragraph for one or more of the following: (a) the payment of compensation and ongoing commissions (including incentive compensation) to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution of the share classes of the Funds identified in Exhibit A, including the distribution and promotion of creation unit size aggregations of the exchange-traded class shares of a Fund; (b) the printing and distribution of reports and prospectuses for the use of potential investors; (c) preparing and distributing sales literature; (d) providing advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio newspaper and other media advertisements; and (e) such other services and activities as may from time to time be agreed upon by Trustees of the Trust and each Principal Underwriter.

4.               In addition to the payments which the Trust is authorized to make under this Third Restated Distribution Plan, to the extent that each Principal Underwriter or any affiliate may make other payments that are deemed to be payments by the Trust or any Fund for the financing of any activity primarily intended to result in the sale of shares issued by a Fund within the context of rule 12b-1 under the 1940 Act, such payments shall be deemed to have been made pursuant to this Third Restated Distribution Plan.

5.               The Treasurer of the Trust or other persons acting under his or her direction and each Principal Underwriter shall provide, and the Trustees shall review, at least quarterly, a written report of all amounts expended pursuant to this Third Restated Distribution Plan and the purposes for which such expenditures were made. Upon request, each Principal Underwriter shall provide to the Trustees of the Trust such other information as may reasonably be required for them to review the continuing appropriateness of this Third Restated Distribution Plan.

6.               This Third Restated Distribution Plan is effective and supersedes and replaces the Second Restated Distribution Plan as of the date first set forth above for the Funds and their respective classes of shares identified in Exhibit A. This Third Restated Distribution Plan will become effective immediately as to any other classes of shares or funds upon approval by the Trustees of the Trust and any shareholder approvals then required by the 1940 Act or the rules thereunder. Thereafter, this Third Restated Distribution Plan shall continue in effect for each Fund and each of its pertinent, respective classes from year to year, provided that continuance is specifically approved at least annually by a vote of the Trustees, including a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. This Third Restated Distribution Plan may be terminated as to any Fund or any class of shares of any Fund at any time, without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding shares of the class or Fund, as applicable. The Trust, by vote of a majority of the Disinterested Trustees or of the holders of a majority of a Fund’s or class’s shares, may terminate as to that Fund or share class any agreement with any person relating to the implementation of this Third Restated Distribution Plan, without penalty, upon not more than 60 days’ written notice to the other party. Any such related agreement shall automatically terminate upon its assignment. This Third Restated Distribution Plan is applicable from time to time to one or more classes of shares and Funds, but that applies separately to each class of shares and each Fund, and is severable in all respects. Consequently, this Third Restated Distribution Plan or any agreement entered into hereunder may be modified, continued or terminated as to one class of shares of a Fund without affecting any other class of shares of that Fund or any other Fund.

7.               As long as this Third Restated Distribution Plan remains in effect, the Trustees of the Trust shall satisfy the Fund Governance Standards as defined in Rule 0-1(a)(7) under the 1940 Act.

8.               This Third Restated Distribution Plan shall not be amended to increase materially the amount to be spent for distribution by the Trust hereunder as to any Fund or class of shares without approval of the shareholders of the affected class. Each material amendment to this Third Restated Distribution Plan shall be approved by the vote of the Trustees, including a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

9.              The Trust shall preserve in an easily accessible place copies of this Third Restated Distribution Plan and all related agreements and reports made pursuant to this Third Restated Distribution Plan for a period of not less than six years.

10.            Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust, consistent with the Declaration of Trust, as amended and supplemented from time to time, and shall not be binding upon any Trustee, officer, employee, agent or shareholder of the Trust. Neither the authorization of any action by the Trustees or shareholders, nor the execution of this Plan on behalf of the Trust, shall impose any liability upon any Trustee or shareholder.

THIS THIRD RESTATED DISTRIBUTION PLAN and the terms and provisions thereof are hereby made effective as of the date first set forth above.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

EXHIBIT A
Funds and Share Classes to Which this Third Restated Distribution Plan Applies

Fund	Share Class	Annual Rate
Thornburg Limited Term Municipal Fund	Class C	.25%
	Class C2	0.40%
Thornburg California Limited Term Municipal Fund	Class C	.25%
	Class C2	0.40%
Thornburg Intermediate Municipal Fund	Class C	.35%
	Class C2	0.40%
Thornburg Strategic Municipal Income Fund	Class C	.35%
Thornburg New Mexico Intermediate Municipal Fund	Class D	.25%
Thornburg Limited Term U.S. Government Fund	Class C	.25%
	Class C2	0.40%
	Class R3	.25%
Thornburg Limited Term Income Fund	Class C	.25%
	Class C2	0.40%
	Class R3	.25%
Thornburg Strategic Income Fund	Class C	.75%
	Class R3	.25%
Thornburg American Opportunities Fund (formerly, Thornburg Small/Mid Cap Core Fund)	Class C	.75%
	Class R3	.25%
	ETF Class Shares	.25%
Thornburg International Equity Fund (formerly, Thornburg International Value Fund)	Class C	.75%
	Class R3	.25%
Thornburg Focus Growth Fund (formerly, Thornburg Small/Mid Cap Growth Fund)	Class C	.75%
	Class R3	.25%
	ETF Class Shares	.25%
Thornburg International Growth Fund	Class C	.75%

Fund	Share Class	Annual Rate
	Class R3	.25%
Thornburg Investment Income Builder Fund	Class C	.75%
	Class R3	.25%
Thornburg Global Opportunities Fund	Class C	.75%
	Class R3	.25%
Thornburg Developing World Fund	Class C	.75%
Thornburg Better World International Fund	Class C	.75%
Thornburg Core Plus Bond Fund	Class C	.75%

6